Exhibit 99.1

CITIZENS HOLDING COMPANY EARNINGS INCREASE 13.4%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 22, 2009—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three months ended March 31, 2009.

Net income for the three months ended March 31, 2009 increased to $1.859 million, or $0.38 per share-basic and diluted, from $1.640 million, or $0.34 per share-basic and $0.33 per share-diluted for the same quarter in 2008. Net interest income for the first quarter of 2009, after the provision for loan losses for the quarter, was $6.435 million, approximately 18.2% higher than the $5.444 million in the same period in 2008, in part due to a higher volume of interest earning assets. The provision for loan losses for the three months ended March 31, 2009 was $316 thousand compared to $98 thousand for the same period in 2008. The net interest margin decreased to 4.09% in the first quarter of 2009 from 4.24% in the same period in 2008 primarily because the decrease in yields on earning assets was slightly more than the decline in rates paid on interest bearing deposits and Federal Home Loan Bank advances. Non-interest income decreased in the first quarter of 2009 by approximately $443 thousand, or 22.1%, while non-interest expenses increased $265 thousand, or 4.9%, compared to the same period in 2008.

Total assets as of March 31, 2009 increased by $21.263 million, or 2.8%, when compared to December 31, 2008. Deposits increased by $18.671 million, or 3.4%, over the same period in 2008. Loans, net of unearned income, increased during the period by $12.868 million, or 3.0%, due to increasing loan demand brought about partially by the entrance into new markets. Non-performing assets decreased by $441 thousand to $5.242 million at March 31, 2009 compared to December 31, 2008 because of a decrease in loans 90 days or more past due, non-accrual loans and other real estate.

During 2009, the Company paid dividends totaling $0.20 per share. This represents an increase of 5.3% over the dividends of $0.19 paid in 2008.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-three banking locations in ten counties in East Central and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended March 31 2009	2008
Interest income and fees	$9,983	$9,729
Interest expense	3,232	4,187

Net interest income	6,751	5,542

Provision for loan losses	316	98

Net interest income after provision for loan losses	6,435	5,444

Non-interest income	1,562	2,005
Non-interest expense	5,624	5,359

Net income before taxes	2,373	2,090
Income taxes	514	450

Net income	$1,859	$1,640

Earnings per share—basic	$0.38	$0.34

Earnings per share—diluted	$0.38	$0.33

Average shares outstanding-basic	4,851,339	4,865,769

Average shares outstanding-diluted	4,887,477	4,903,200

	As of and for the quarter ended March 31, 2009	As of and for the year ended December 31, 2008
Balance Sheet Data:
Total assets	$787,310	$766,047
Total earning assets	715,115	682,747
Loans, net of unearned income	441,573	428,705
Allowance for loan losses	4,683	4,480
Total deposits	564,598	545,927
Long-term borrowings	80,155	80,211
Shareholders’ equity	72,834	71,400
Book value per share	$15.01	$14.72
Dividends paid per share	$0.20	$0.77

Average Balance Sheet Data:
Total assets	$766,211	$702,190
Total earning assets	692,973	634,012
Loans, net of unearned income	433,632	398,184
Total deposits	548,021	495,428
Long-term borrowings	80,178	82,382
Shareholders’ equity	72,686	70,112

Non-performing assets:
Non-accrual loans	1,237	1,397
Loans 90+ days past due	827	911
Other real estate owned	3,178	3,375

Net charge-offs as a percentage of average net loans	0.03%	0.18%

Performance Ratios:
Return on average assets	0.97%	1.18%
Return on average equity	10.23%	11.80%

Net interest margin (tax equivalent)	4.09%	4.41%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com